SECRETARY’S CERTIFICATE

I, John Gordon, Secretary of Versus Capital Multi-Manager Real Estate Income Fund, LLC (the “Company”), hereby certify that the following resolutions were adopted by the Board of Directors, including a majority of the directors who are not “interested persons” at the Company’s August 21, 2014 Board Meeting:

Approved at the August 21, 2014 Meeting of the Board of Directors

RESOLVED, that the appropriate Officers of the Company be, and they hereby are, authorized and directed on behalf of the Company to renew the Fidelity Bond covering officers and employees of the Company, Versus Capital Advisors, LLC and Versus Capital Group, LLC, in accordance with the requirements of Rule 17g-1 under the 1940 Act; and it is further

RESOLVED, that the appropriate Officers of the Company be, and they hereby are, authorized to increase the amount of the Fidelity Bond as necessary to remain in compliance with the requirements of Rule 17g-1 under the 1940 Act; and it is further

Based on assets under management, the Bond was renewed at $1,000,000 in similar form as previously approved by the Board.  A premium of $3,500 for the Bond was paid.

/s/ John Gordon	March 3, 2016
John Gordon	Date
Secretary of the Company

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